Exhibit 10.14(b)
AMENDMENT NO. 1 TO EMPLOYMENT AGREEMENT
This Amendment No. 1 to Employment Agreement is entered into as of March 6, 2014, by and between Streamline Health Solutions, Inc., a Delaware corporation with its headquarters in Atlanta, Georgia (the “Company”), and Jack W. Kennedy Jr. (“Executive”).
RECITALS:
WHEREAS, the Company and Executive entered into that certain Employment Agreement dated September 8, 2013 (the “Agreement”); and
WHEREAS, Company and Executive mutually agree to amend the Agreement as set forth below.
NOW, THEREFORE, in consideration of the foregoing premises and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree to amend the Agreement as follows:
1.The third sentence of Section 11(d) of the Agreement is hereby deleted in its entirety and replaced with the following:

In the event that (i) the Company terminates the employment of Executive during the Term for reasons other than for Good Cause, death or Continued Disability or (ii) Executive terminates employment for Good Reason, then the Company will pay Executive the sum of (A) accrued but unpaid salary through the termination date (paid in accordance with the normal practices of the Company), (B) expenses incurred by Executive prior to his termination date for which Executive is entitled to reimbursement under (and paid in accordance with) Section 4 herein, and (C) provided that Executive is not in default of his obligations under Section 7, 8, or 9 herein, an amount equal to (x) six months’ base salary or (y) if such termination occurs in the Initial Term, the amount of base salary for the period commencing on the effective date of termination and ending on the last day of said term, whichever is greater ((A) through (C), being hereinafter referred to, collectively, as the “Separation Benefits”).

2.This Amendment may be executed in one or more facsimile, electronic or original counterparts, each of which shall be deemed an original and both of which together shall constitute the same instrument.

3.Ratification. All terms and provisions of the Agreement not amended hereby, either expressly or by necessary implication, shall remain in full force and effect. From and after the date of this Amendment, all references to the term “Agreement” in this Amendment or the original Agreement shall include the terms contained in this Amendment.

IN WITNESS WHEREOF, the parties have executed this Amendment No. 1 to Employment Agreement as of the date first set forth above.

“Company”
STREAMLINE HEALTH SOLUTIONS, INC.

By:	/s/ Robert E. Watson
Name:	Robert E. Watson
Title:	President and Chief Executive Officer

“Executive”

/s/ Jack W. Kennedy Jr.
Jack W. Kennedy Jr.